Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2009, with respect to the consolidated financial statements (which are included in the 2008 Annual Report to Stockholders, attached as an exhibit to the Annual Report on Form 10-K) and internal control over financial reporting included in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Old Second Bancorp, Inc. on Forms S-8 (File No.333-38914, effective June 9, 2000; File No. 333-137261, effective September 12, 2006; File No. 333-137262, effective September 12, 2006; and File No. 333-151794, effective June 20, 2008) and Forms S-3 (File No. 333-31049, effective August 6, 1997 and File No. 333-105421, effective June 25, 2003).

Chicago, Illinois

March 15, 2009

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